Exhibit 99.2

CONTACTS:

Shelly Doran         317.685.7330   Investors
Billie Scott             317.263.7148   Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES STRONG THIRD QUARTER RESULTS

WITH 9% FFO GROWTH

Indianapolis, Indiana – November 8, 2001...Simon Property Group, Inc. (the “Company”) (NYSE:SPG) today announced results for the quarter ended September 30, 2001.  Diluted funds from operations for the quarter increased 8.8%, to $0.87 per share from $0.80 per share in 2000.  Diluted funds from operations for the nine months increased 6.2%, to $2.39 per share from $2.25 per share in 2000.

As was reported by the Company on October 19th, during the third quarter the Company recorded a charge of $16.6 million related to the write-off of its clixnmortar initiative and other miscellaneous technology investments.  This charge does not affect FFO.

Occupancy for mall and freestanding stores in the regional malls at September 30, 2001 was 90.6% as compared to 90.5% at September 30, 2000.  Total retail sales per square foot were $378 per square foot at September 30, 2001 as compared to $375 one year earlier, while comparable retail sales per square foot were $380 per square foot as compared to $385 one year earlier.  Average base rents for mall and freestanding stores in the regional mall portfolio were $29.03 per square foot at September 30, 2001, an increase of $1.06 or 3.8%, from September 30, 2000.  The average initial base rent for new mall store leases signed year-to-date was $35.29, an increase of  $6.68 or 23% over the tenants who closed or whose leases expired.

“We are pleased that in these most difficult economic times, SPG was able to deliver solid operating performance and earnings growth for our shareholders,” said David Simon, chief executive officer.

Acquisition Activities

On October 1st, the Company acquired a 50 percent ownership interest in San Diego’s Fashion Valley Mall from Lend Lease Real Estate Investments, on behalf of its Prime Property Fund.  Fashion Valley has dominated the San Diego-area retail scene since it opened in 1969.  Located in the Mission Valley area, this 1.7 million square foot open-air, super-regional mall is anchored by Neiman Marcus, Nordstrom, Saks Fifth Avenue, Macy’s, Robinsons-May and JCPenney.  One of the nation’s most successful retail centers, Fashion Valley is 99% leased and generates small shop sales in excess of $575 per square foot.  Total sales generated by the mall exceed $650 million annually.

Concurrent with the closing, the partnership secured a $200 million, 7-year mortgage from Lehman Brothers that bears interest at a fixed rate of 6.50%. The Company also assumed management responsibilities for the mall.

“Fashion Valley is one of the most productive centers in California, making this acquisition a perfect fit within Simon’s strategy to own and manage highly productive, market-dominant malls,” said Richard S. Sokolov, president and chief operating officer.  “The transaction will be immediately accretive to earnings and expands Simon’s presence in the California market.”

In August, SPG also closed on the restructuring of ownership interests of The Fashion Centre at Pentagon City.  This transaction increased SPG’s economic ownership interest to 50%.  Fashion Centre, built by Simon in 1990, is one of the nation’s most successful mixed-use projects.  The mall portion of the project is anchored by Nordstrom and Macy’s and produces annual sales in excess of $700 per square foot.  CalPERS, the California Public Employees Retirement System, assumed ownership of the remaining 50% of Fashion Centre.

New Development Activities

Bowie Town Center in Bowie, Maryland, an open-air regional shopping center comprising 556,000 square feet, opened on October 18th.  The center is anchored by Hecht’s (which opened August 8th) and Sears (which opened October 17th), and features Barnes & Noble, Bed Bath & Beyond and Old Navy.  This new development also features a 101,000 square foot grocery retail component anchored by Safeway that will open in early 2002.

Retailers have demonstrated exceptional sales at the property since opening.  The grand opening of Hecht’s was one of the most successful launches of a Hecht’s branch in the store’s 144-year history, significantly exceeding the retailer’s expectations.  The Sears location at Bowie has substantially outperformed its sales plan since opening.

Bowie Town Center is 100% leased. Small shop tenants at Bowie include American Eagle, Lindt’s Chocolate, Benetton, Gap, Gap Kids, Ann Taylor Loft, Victoria’s Secret, Bath & Body, Wet Seal and Wilson’s Leather.  The center also features a restaurant lineup including Pizzeria Uno, Starbuck’s, Olive Garden and Panera Bread.  Best Buy will also be located on a peripheral site at the property.

Grand opening events for Bowie Town Center will take place November 9th through the 11th, commemorating the opening of the first major shopping center in Prince George’s County in over 20 years.

Financing Activities

During the third quarter, SPG retired the third and final tranche of the CPI acquisition debt facility totaling $435 million.  Funds used to retire this debt were primarily generated from:

•              $277 million 10 year financing of a four mall pool CMBS loan at a fixed rate of 6.99%, and

•              $110 million financing of Riverway Office complex at Libor + 115 bps.

Subsequent to September 30th, the Company’s partnership subsidiary, Simon Property Group, L.P., completed the sale of $750 million of 6.375% senior unsecured notes due November 15, 2007.  Net proceeds from the offering were initially used to reduce the outstanding balance of the Company’s $1.25 billion unsecured credit facility.  The transaction was priced on October 23, 2001.

“We were very pleased to complete this financing transaction at attractive, long term fixed rates,” said Stephen E. Sterrett, chief financial officer.  “The offering was increased from its original size of $500 million due to strong investor demand, demonstrating the attractiveness of the Simon name in the unsecured market.”

Dividends

On November 7th, the Company declared a common stock dividend of  $0.525 per share.  This dividend will be paid on November 30, 2001 to shareholders of record on November 19, 2001.  The Company also declared dividends on its three public issues of preferred stock, all payable on December 31, 2001 to shareholders of record on December 17, 2001:

•               Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB) - $1.625 per share

•               Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF) - $0.546875 per share

•               Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)- $0.98625 per share.

2001 Earnings Estimates

Based upon year-to-date results and its view of current market conditions, the Company is comfortable with analyst consensus estimates for 2001 FFO of $3.52 on a diluted per share basis.

Estimates of future FFO per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws.  Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.  Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers.  It currently owns or has an interest in 252 properties containing an aggregate of 187 million square feet of gross leasable area in 36 states as well as six assets in Europe and Canada. Together with its affiliated management company, Simon owns or manages approximately 191 million square feet of gross leasable area in retail and mixed-use properties.  Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc.  Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

The Company’s September 30, 2001 Form 10-Q and supplemental information package (on Form 8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran – Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

The Company will provide an online simulcast of its third quarter conference call at www.shopsimon.com (Corporate Info tab) and www.streetevents.com.  To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software.  The call will begin at 4:00 p.m. Eastern Standard Time today, November 8th.  An online replay will be available for approximately 90 days at www.shopsimon.com.

SIMON

Combined Financial Highlights(A)

Unaudited

(In thousands, except as noted)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2001	2000	2001		2000
Revenue:
Minimum rent	$312,328	$299,708	$926,845		$890,435
Overage rent	8,568	9,700	25,581		28,456
Tenant reimbursements	146,308	145,237	441,271		444,384
Other income	33,443	39,281	85,896		96,161
Total revenue	500,647	493,926	1,479,593		1,459,436

Expenses:
Property operating	81,620	78,779	243,060		235,220
Depreciation and amortization	111,196	106,983	324,459		304,611
Real estate taxes	45,807	49,032	147,320		147,183
Repairs and maintenance	17,287	15,930	56,347		51,690
Advertising and promotion	14,049	11,473	40,473		42,728
Provision for credit losses	2,677	3,326	7,824		7,671
Other	13,552	8,990	27,098		27,474
Total operating expenses	286,188	274,513	846,581		816,577

Operating Income	214,459	219,413	633,012		642,859

Interest Expense	149,044	160,668	456,938		474,534

Income before Minority Interest	65,415	58,745	176,074		168,325

Minority Interest	(2,486)	(2,382)	(7,717)		(7,099)
Gain (Loss) on Sales of Real Estate	(131)	151	2,552		8,809	(B)

Income before Unconsolidated Entities	62,798	56,514	170,909		170,035

Income from Unconsolidated Entities	6,787	20,920	32,421		54,447

Income before Extraordinary Items and Cumulative Effect of Accounting Change	69,585	77,434	203,330		224,482

Extraordinary Items – Debt Related Transactions	(220)	-	(245)		(440)

Cumulative Effect of Accounting Change	-	-	(1,638	)(C)	(12,342	)(D)

Income before Allocation to Limited Partners	69,365	77,434	201,447		211,700

Less: Limited Partners’ Interest in the Operating Partnerships	13,780	16,075	39,400		42,346
Less: Preferred Distributions of the SPG Operating Partnership	2,835	2,816	8,582		8,450
Less: Preferred Dividends of Subsidiary	-	7,333	14,668		22,001

Net Income	52,750	51,210	138,797		138,903

Preferred Dividends	(16,499)	(9,185)	(34,861)		(27,623)
Net Income Available to Common Shareholders	$36,251	$42,025	$103,936		$111,280

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2001	2000	2001	2000
PER SHARE DATA:

Basic and Diluted Income per Paired Share:
Before Extraordinary Items and
Cumulative Effect of Accounting Change	$0.21	$0.24	$0.61	$0.69
Extraordinary Items	-	-	-	-
Cumulative Effect of Accounting Change	-	-	(0.01)	(0.05)
Net Income Available to Common Shareholders	$0.21	$0.24	$0.60	$0.64

SELECTED BALANCE SHEET INFORMATION

	September 30,	December 31,
	2001	2000

Cash and Cash Equivalents	$161,733	$223,111
Investment Properties, Net	$11,447,354	$11,564,414
Mortgages and Other Indebtedness	$8,792,090	$8,728,582

SELECTED REGIONAL MALL OPERATING STATISTICS

	September 30,
	2001	2000

Occupancy(E)	90.6%	90.5%

Average Rent per Square Foot(E)	$29.03	$27.97

Total Sales Volume (in millions)(F)	$11,161	$10,842

Comparable Sales per Square Foot(F)	$380	$385

Total Sales per Square Foot(F)	$378	$375

Notes:

(A)          Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.

(B)           Net of asset write downs of $10.6 million for the nine months ended September 30, 2000.

(C)           Due to the adoption of SFAS 133 – Accounting for Derivatives and Financial Instruments on January 1, 2001.

(D)          Due to the adoption of SAB 101 on January 1, 2000, which requires overage rent to be recognized as revenue only when each tenant’s sales exceed their sales threshold.  Previously, the Company recognized overage rent based on reported and estimated sales through the end of the period, less the applicable prorated base sales amount.

(E)           Includes mall and freestanding stores.

(F)           Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers,  which includes only mall and freestanding stores.

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (“FFO”)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2001	2000	2001	2000

Income before extraordinary items and cumulative effect of accounting change (1) (2)	$69,585	$77,434	$203,330	$224,482

Plus: Depreciation and amortization from combined consolidated properties	110,799	105,600	323,545	302,742

Plus: Simon’s share of depreciation and amortization from unconsolidated entities	33,955	30,395	98,675	87,251

Plus: Write-off of Technology Investments	16,645	-	16,645	-

Less: (Gain) Loss on sales of real estate	131	(151)	(2,552)	(8,809)

Less: Minority interest portion of depreciation, amortization and extraordinary items	(1,540)	(1,491)	(4,527)	(4,446)

Less: Preferred distributions (including those of subsidiary)	(19,334)	(19,334)	(58,111)	(58,074)

FFO of the Simon Portfolio	$210,241	$192,453	$577,005	$543,146

FFO of the Simon Portfolio	$210,241	$192,453	$577,005	$543,146

Basic FFO per Paired Share:

Basic FFO Allocable to the Companies	$152,683	$139,472	$418,965	$394,021

Basic Weighted Average Paired Shares Outstanding	172,746	172,759	172,413	173,216

Basic FFO per Paired Share	$0.88	$0.81	$2.43	$2.27

Diluted FFO per Paired Share:

Diluted FFO Allocable to the Companies	$162,847	$148,962	$447,549	$421,997

Diluted Weighted Average Number of Equivalent Paired Shares	187,416	187,293	187,153	187,803

Diluted FFO per Paired Share	$0.87	$0.80	$2.39	$2.25

Notes:

(1)           Includes gains on land sales of $5.0 million and $6.3 million for the three months ended September 30, 2001 and 2000, respectively, and $8.3 million and $10.8 million for the nine months ended September 30, 2001 and 2000, respectively.

(2)           Includes straight-line adjustments to minimum rent of $3.3 million and $4.6 million for the three months ended September 30, 2001 and 2000, respectively, and $9.4 million and $14.9 million for the nine months ended September 30, 2001 and 2000, respectively.